Exhibit 99.1

         Sovereign Bancorp Reconfirms 2003 and 2004 Earnings Guidance@<

    PHILADELPHIA, July 22 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today reconfirmed its earnings guidance for 2003 and 2004. Speaking before investors today in San Diego, Jay S. Sidhu, Sovereign's Chairman and Chief Executive Officer, stated, "We are comfortable with our earnings guidance for the third quarter of this year of between $.36 and $.37, and full year operating earnings guidance, excluding the after-tax debt restructuring charge of $.07 recorded in the first quarter, of between $1.44 and $1.45 per fully diluted share. Assuming a stable to improving economy, our earnings guidance for 2004 operating earnings per share continues to be $1.65 to $1.75, which excludes the after-tax merger related costs associated with our pending acquisition of First Essex Bancorp, Inc. Our model for increasing shareholder returns over the long term includes the following key components: consistency of earnings performance; further strengthening of our capital base, creating a `fortress-like' balance sheet; and continued, unwavering focus on our four critical success factors, which we define as superior asset quality, superior risk management, strong productivity, and world-class sales, service, and talent management and growth of our team members. Our goal remains to achieve and sustain an earnings growth rate that is in excess of the industry average," Sidhu continued.

    In response to recent speculation of Sovereign as an acquisition target, Sidhu commented, "It is our policy not to directly respond to news media inquiries regarding rumor or speculation involving Sovereign Bank or Sovereign Bancorp. That said, Sovereign's management and Board of Directors are always committed to making decisions that will have the greatest short-term and long-term positive impact to its shareholders."

    Based upon Sovereign's closing stock price on July 21, 2003 of $18.38, Sovereign is trading at only 12.7 times 2003 operating earnings per share and
11.3 times 2004 consensus earnings per share, which we view to be below our peer average.

    Sovereign Bancorp, Inc., ("Sovereign") headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $41 billion financial institution with approximately 530 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign is among the 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

    Note:

    This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Sovereign's management uses the non-GAAP measures of Operating Earnings and Cash Earnings, and the related per share amounts, in their analysis of the company's performance. These measures typically adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings in 2003 and 2002 represents net income adjusted for the after-tax effect effects of merger-related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings excluding the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

    This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

SOURCE  Sovereign Bancorp, Inc.
    -0-                             07/22/2003
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com /
    (SOV)

CO:  Sovereign Bancorp, Inc.
ST:  Pennsylvania, California
IN:  FIN
SU:  ERP